Exhibit 14.1

VENU HOLDING CORPORATION

CODE OF BUSINESS CONDUCT AND ETHICS

Last Modified:

October 2024

VENU HOLDING CORPORATION

CODE OF BUSINESS CONDUCT AND ETHICS

Table of Contents

Introduction	1
Scope of Code	1
Compliance with Laws, Rules, Regulations, and Other Company Policies	2
Compliance with Antitrust and Competition Laws	2
Compliance with Anti-Corruption Laws	3
Entertainment, Gifts, Favors, and Gratuities	4
Political Contributions	4
Compliance with Insider Trading Laws	4
Conflicts of Interest	6
Outside Activities, Corporate Opportunities, and Fiduciary Duties	7
Illegal Discrimination and Sexual and Other Verbal or Physical Harassment	8
Health and Safety	8
Record-Keeping	8
Confidentiality	9
Protection and Proper Use of Company Assets	9
Cybersecurity	9
Corporate Disclosures	10
Corporate Communications, Public Relations, and Investor Relations	10
Reporting Illegal or Unethical Behavior or Violations of this Code	10
Enforcement	11
Waivers and Amendments of this Code	11
No Rights Created	11
SCHEDULE A – Insider Trading Policy	12
SCHEDULE B – Related Party Transactions Policy	13
SCHEDULE C – Whistleblower Policy	14

VENU HOLDING CORPORATION

CODE OF BUSINESS CONDUCT AND ETHICS

Introduction

This Code of Business Conduct and Ethics (the “Code”) of Venu Holding Corporation (the “Company,” “Venu,” “we,” or “us”) covers a wide range of business practices and procedures that govern the manner in which we conduct our daily business with our shareholders, customers, vendors, and each other. Venu’s continued growth, long-term success, and competitive excellence depend on our ability to protect and fortify the reputation we have diligently worked to cultivate in the industries and communities in which we operate—a reputation that demonstrates our unwavering commitment to honesty, integrity, fairness, and respect. This Code aims to expose areas of ethical risk to our management and board of directors (the “Board”), provide our employees, officers, and directors with guidance on identifying and resolving ethical issues, establish mechanisms for reporting unethical conduct to the Company, and foster a culture of honesty and accountability within the Company and on behalf of the Company in business relationships with our customers, shareholders, business partners, and competitors.

This Code is broad in scope and not meant to address every conceivable problem or scenario that might prompt an officer, director, or employee to seek the Company’s guidance, ask questions, or raise concerns about conducting business legally and ethically. This Code sets out basic principles to guide the Company’s directors, officers, and employees. All of the Company’s directors, officers, and employees should conduct themselves in accordance with this Code and seek to avoid even the appearance of improper behavior in any way relating to the Company. In appropriate circumstances, this Code should also be provided to and followed by the Company’s agents and representatives, including consultants.

Any director or officer who has any questions about this Code should consult with the Company’s Chief Executive Officer (the “CEO”) or the person designated as the Company’s Compliance Officer (being, as of the adoption of this Code the Company’s CFO) (the “Compliance Officer”), as appropriate in the circumstances. Any employee who has questions about the Code or a situation involving the Code should ask the employee’s supervisor or, if the employee prefers, the CEO or Compliance Officer.

Scope of Code

This Code is intended to provide a framework for conducting business in accordance with the legal and ethical principles described above, to deter wrongdoing, and to promote the following:

●	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

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●	full, fair, accurate, timely, and understandable disclosure in reports and documents the Company files with, or submits to, the Securities and Exchange Commission (the “SEC”), and in other communications made by the Company;

●	compliance with applicable governmental laws, rules, and regulations and the rules and regulations of the NYSE American LLC;

●	prompt internal reporting of violations of this Code to the appropriate person or persons identified in this Code;

●	accountability for adherence to this Code; and

●	adherence to a high standard of business ethics.

1.	Compliance with Laws, Rules, Regulations, and Other Company Policies

Obeying the law, both in letter and in spirit, is the foundation on which the Company’s ethical standards are built. All directors, officers, and employees should respect and obey all laws, rules, and regulations applicable to the Company’s business and operations. Although directors, officers, and employees are not expected to know all of the details of these laws, rules, and regulations, it is important to know enough to determine when to seek advice from supervisors, managers, other officers, or other appropriate Company personnel.

The Company also maintains policies that expand upon certain matters discussed in this Code, including insider trading, related-party transactions, whistleblower matters, and executive compensation, all of which supplement what is set forth in this Code and are readily available to Company personnel upon request to the Compliance Officer.

If you become aware of the violation of any law, rule, or regulation by the Company, whether by its officers, employees, directors, or any third party doing business on behalf of the Company, it is your responsibility to promptly report the matter to your supervisor or to the CEO. While it is the Company’s desire to address matters internally, nothing in this Code should discourage you from reporting any illegal activity, including any violation of the securities laws, antitrust laws, environmental laws, or any other federal, state, or foreign law, rule, or regulation, to the appropriate regulatory authority. Neither the Company nor any of its directors, officers, or employees shall discharge, demote, suspend, threaten, harass, discriminate, or retaliate in any other manner against an employee who reports any such violation, unless it is determined that the employee’s report was made with knowledge that it was false. This Code should not be construed to prohibit you from testifying, participating, or otherwise assisting in any state or federal administrative, judicial, or legislative proceeding or investigation.

2.	Compliance with Antitrust and Competition Laws

(a) Purpose. Antitrust laws promote fairness, economic freedom, and competition in the marketplace by prohibiting anti-competitive conduct and unfair, restrictive, or collusive practices. A primary focus of antitrust law is on the conduct of and agreements between competitors, such as agreements to fix pricing, make collusive bids, restrain trade, monopolize industries, divide customers, territories, or markets, refuse to do business, or set end-user prices with distributors. While this brief commentary is not intended to provide employees with all answers to antitrust and competition questions, it is designed to help employees recognize situations that have antitrust and competition implications so that they will know when to seek advice.

(b) Prohibited Activities. The following practices are prohibited by antitrust and competition laws:

●	making any understanding, plan, or agreement with a competitor about prices, price changes, bids, discounts, promotions, rebates, terms and conditions of sales, profits, or any other matter relating to or affecting price.

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●	discussing, planning, or making agreements with competitors to allocate customers, divide territories, or control or limit sales;

●	discussing, planning, or making agreements with competitors to refrain from doing business with a particular company or to limit doing business with a particular company; or

●	discussing or exchanging information with a competitor about any of the foregoing matters.

3.	Compliance with Anti-Corruption Laws

(a) Purpose. The Company expects all employees, officers, and directors to conduct business ethically and lawfully, which requires compliance with all local rules, regulations, anti-bribery laws, and anti-corruption laws.

(b) Payments to Domestic Government Officials. Employees, officers, and directors are prohibited from paying, gifting, transferring, providing, or promising or offering to provide anything of value—including money, tickets, or access to events—to any government official, which includes any officer, employee, or other person acting for or on behalf of a government or a government unit, for the purpose of influencing the official’s acts or decisions, inducing the official to use personal influence to affect any governmental act or decision, or obtaining any kind of preferential treatment or direct benefit for the Company. Any gifts or proposed gifts that an employee, officer, or director is not certain are appropriate should be discussed with such individual’s supervisor or the Company’s Compliance Officer, as applicable or appropriate.

(c) Payments to Foreign Officials Under the FCPA. Many countries have laws that prohibit the payment of bribes to domestic government officials. Through the U.S. Foreign Corrupt Practices Act (the “FCPA”), the United States also prohibits the payment of bribes to foreign government officials, which includes any employee, agent, or other person acting for or on behalf of a foreign government. Under the FCPA, the Company is prohibited from directly or indirectly offering, paying, promising to pay, or authorizing the payment of money or anything of value to any foreign official for the purpose of influencing the foreign official in his or her official capacity, inducing the foreign official to act or fail to act in violation of his or her duties, or securing any improper advantage from the foreign official to assist the Company in obtaining or retaining business for or with, or directing business to, any person. The FCPA also prohibits using intermediaries (for example, foreign affiliates, agents, or consultants) to channel payments to government officials for any of the same purposes. The FCPA applies to the actions of the Company and of its employees, officers, and directors as well as certain third parties that act on the Company’s behalf.

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4.	Entertainment, Gifts, Favors, and Gratuities

(a) Gifts. The purpose of business entertainment and gifts in a commercial setting is to create good will and sound working relationships, not to gain unfair advantage with customers. No gift or entertainment should ever be offered, given, provided, or accepted by a director, officer, or employee, any family member of a director, officer, or employee, or any agent relating to the individual’s position with the Company unless it: (i) is not a cash gift; (ii) is consistent with customary business practices; (iii) is not excessive in value; (iv) cannot be construed as a bribe or payoff; and (v) does not violate any laws or regulations. Any gifts or proposed gifts that an employee, officer, or director is not certain are appropriate should be discussed with such individual’s supervisor or the Company’s Compliance Officer, as applicable or appropriate.

(b) Payments Requiring Pre-Approval. Regardless of intention, local practices, or competitive pressures, the Company must avoid even the appearance of attempting to bribe any individual, which is particularly important when dealing with domestic or foreign government officials, employees of government-owned or government-controlled enterprises, or officials of political parties. Accordingly, employees, officers, and directors must obtain the Compliance Officer’s written pre-approval before offering, paying, providing, or promising to pay or provide anything of value—including complimentary or discounted tickets, event access, or money—to any government or political official, whether domestic or foreign. When in doubt, seek approval from the Compliance Officer anytime you are considering providing something of value to a government or political official.

5.	Political Contributions

The Company will not contribute directly or indirectly to political parties or candidates for office unless approved by the CEO or Compliance Officer, and only in accordance with applicable laws.

6.	Compliance with Insider Trading Laws

(a) Purpose. Securities transactions are regulated by numerous complex laws, the violations of which can result in the imposition of severe civil and criminal penalties on individuals and corporations. This section summarizes the Company’s Insider Trading Policy, which employees, officers, and directors should consult for a full description of the prohibition on insider trading. The following rules related to insider trading apply to all of the Company’s employees, officers, and directors.

(b) General Prohibitions. Directors, officers, and employees who have access to confidential information relating to the Company are not permitted to use or share that information for stock-trading purposes or for any other purpose except the conduct of the Company’s business. All non-public information about the Company should be considered confidential information. To use non-public information for personal financial benefit or to “tip off” others who might make an investment decision on the basis of such information is not only unethical and against Company policy but also illegal. Directors, officers, and employees also should comply with insider trading standards and procedures adopted by the Company, including the Company’s Policy on Avoidance of Insider Trading. If a question arises regarding the disclosure of non-public information or something otherwise related to insider trading, the director, officer, or employee should consult with the Company’s Chief Financial Officer (the “CFO”), who serves as the Compliance Officer for the Company’s Insider Trading Policy.

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(c) Insider-Trading Rules. The following insider-trading rules apply to all of the Company’s employees, officers, and directors:

(i)	All acquisitions, dispositions, transfers, and other transactions in the Company’s securities by any employee, officer, director, or other person designated by the Compliance Officer, any of their family members or designees, or any entity controlled by them (each such individual or entity, an “Insider”) must be pre-cleared by the Compliance Officer.

(ii)	Insiders who receive, become aware of, or are in possession of any material non-public information (“MNPI”) about the Company, any entity doing business with the Company, or any security being bought or sold by the Insider may not buy or sell any of the Company’s securities until a reasonable time has passed after the information has been disclosed to the public. Information is “material” if its disclosure would probably impact the price of a security or if it something that reasonable investors would want to know before making an investment decision. Examples include knowledge of new developments; unpublished sales; earnings or dividend figures; new contracts with customers, suppliers, third-party operators, or performers; tender offers; acquisitions; mergers; or sales of businesses.

(iii)	Trading in the securities of outside companies while in the possession of MNPI is also prohibited. Examples of MNPI that might be obtained as a result of an Insider’s position with the Company include proposed acquisitions of outside companies or awards of important contracts to suppliers of the Company.

(iv)	Insiders are prohibited from “tipping off” investors outside the Company and can be liable for selectively disclosing MNPI to any person who may trade in the Company’s securities on the basis of the MNPI.

(v)	Specific additional legal restrictions on trading in the Company’s securities apply to the Company’s executive officers and directors, who have been furnished with detailed explanations of these restrictions.

(d) Insider Trading Policy. Officers, employees, and directors are required to comply with the Company’s Insider Trading Policy, which is attached hereto as Schedule A.

7.	Fair Dealing

The Company seeks to compete in a fair and honest manner. The Company seeks competitive advantages through superior performance rather than through unethical or illegal business practices. Stealing proprietary information, possessing trade secret information that was obtained without the owner’s consent, or inducing such disclosures by past or present employees of other companies is prohibited. Each director, officer, and employee should endeavor to respect the rights of and deal fairly with the Company’s customers, suppliers, service providers, competitors, and employees, including the making of unfair comments about competitor’s products. No director, officer, or employee should take unfair advantage of anyone relating to the Company’s business or operations through manipulation, concealment, or abuse of privileged information, misrepresentation of material facts, or any unfair dealing practice.

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8.	Conflicts of Interest

(a) Defining Conflicts of Interest. A “conflict of interest” exists when an individual’s private interest interferes in any way – or even appears to conflict – with the interests of the Company. A conflict-of-interest situation can arise when a director, officer, or employee takes actions or has interests that may make it difficult to perform his or her work on behalf of the Company in an objective and effective manner. Conflicts of interest may also arise when a director, officer, or employee, or a member of his or her family, receives improper personal benefits as a result of his or her position with the Company. Loans to, or guarantees of obligations of, employees and their family members may create conflicts of interest.

Service to the Company should never be subordinated to personally gain an advantage. Conflicts of interest, whenever possible, should be avoided. In particular, clear conflict-of-interest situations involving directors, officers, and employees who occupy supervisory positions or who have discretionary authority in dealing with any third party may include the following:

●	any significant ownership interest in any supplier or customer;

●	any consulting or employment relationship with any customer, supplier, or competitor;

●	any outside business activity or other interests that detracts from an individual’s ability to devote appropriate time and attention to his or her responsibilities to the Company or affects the individuals motivation or performance as an Employee;

●	the receipt of non-nominal gifts or excessive entertainment from any organization with which the Company has current or prospective business dealings;

●	being in the position of supervising, reviewing, or having any influence on the job evaluation, pay, or benefit of any family member; and

●	selling anything to the Company or buying anything from the Company, except on the same terms and conditions as comparable directors, officers, or employees are permitted to so purchase or sell.

It is almost always a conflict of interest for a Company officer or employee to work simultaneously for a competitor, customer, or supplier. No officer or employee may work for a competitor as a consultant or board member unless the arrangement is fully disclosed in advance to, and approved by, the Board. The best policy is to avoid any direct or indirect business connection with the Company’s customers, suppliers, and competitors, except on the Company’s behalf.

(b) Reporting Conflicts of Interest. Conflicts of interest are prohibited as a matter of Company policy, except under guidelines approved by the Board. Conflicts of interest may not always be clear-cut, and further review and discussions may be appropriate. Any director or officer who becomes aware of a conflict or potential conflict should bring it to the attention of the CEO or the Compliance Officer, as appropriate in the circumstances. Any employee who becomes aware of a conflict or potential conflict should bring it to the attention of a supervisor, manager, or other appropriate personnel, or consult the procedures described in Section 17 of this Code. Supervisors and all employees are obligated to make the CEO or the Compliance Officer aware of any conflict or potential conflict that they may be aware of regarding any employee of the Company.

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(c) Potential Conflict-of-Interest Scenarios. The following is a non-exhaustive list of examples of situations involving potential conflicts of interest that should be disclosed:

(i)	Making any loan or guarantee of any personal obligation on behalf of the Company to any employee, officer, or director, or receiving any such Company loan or guarantee;

(ii)	Being employed by or acting independently as a consultant for any competitor, customer, or supplier of the Company;

(iii)	Working a second job outside of the Company or managing your own business;

(iv)	Forming a company or starting a business within the same industry as the Company or that in any way could compete with the Company;

(v)	Directing Company business to any entity in which an employee or an employee’s family member has a substantial interest;

(vi)	Owning, or having a substantial ownership interest in, any competitor, customer, or supplier of the Company;

(vii)	Using Company assets, intellectual property, or other resources for personal gain; or

(viii)	Accepting anything that has more than nominal value—such as any gift, discount, or compensation—from an individual or entity that does or seeks to do business with the Company, other than routine entertainment and meals that are business related and conducted on behalf of the Company in furtherance of the Company’s interests.

9.	Outside Activities, Corporate Opportunities, and Fiduciary Duties

(a) Outside Activities. The Company recognizes and respects the right of its directors, officers, and employees to engage in outside activities that they may deem proper and desirable, provided that these activities do not impair or interfere with the performance of their duties to the Company or their ability to act in the Company’s best interests. In most, if not all, cases this will mean that our directors, officers, and employees must avoid situations that present a potential or actual conflict between their personal interests and the Company’s interests.

(b) Prohibitions on Outside or Self-Interested Corporate Activities. Directors, officers, and employees are prohibited from taking for themselves personally or directing to a third party any opportunity that is discovered through the use of corporate property, information, or position without the consent of the Board (in the case of officers or directors) or the CEO or Compliance Officer (in the case of employee who does not serve in an officer position), except to the extent such corporate opportunity has been renounced by the Company in its Articles of Incorporation or in resolutions adopted by the Board. No director, officer, or employee may use corporate property, information, or position for improper personal gain, and no director, officer, or employee may compete with the Company directly or indirectly. Directors, officers, and employees owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises.

(c) Fiduciary Duties. Directors and officers of the Company must adhere to their fundamental duties of good faith, due care, and loyalty owed to the Company and its shareholders, and to their duty to act at all times with the best interests of the Company and its shareholders in mind. Any business arrangements or transactions with the Company in which any directors, officers, or certain other parties have a direct or indirect material financial interest must be approved in accordance with the Company’s Related Party Transactions Policy, attached hereto as Schedule B.

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10.	Illegal Discrimination and Sexual and Other Verbal or Physical Harassment

The diversity of the Company’s employees is a tremendous asset. The Company is firmly committed to providing equal opportunity in all aspects of employment and will not tolerate any illegal discrimination or illegal sexual and other illegal verbal or physical harassment of any kind, including discrimination or harassment based on sex, age, race, color, religion, national origin, disability, ancestry, marital or veteran status, or any other legally protected status. Any director or employee who is aware of any such conduct or perceived conduct must promptly report it to the head of human resources or the CEO, who will promptly conduct an investigation. The Company may terminate for cause any employee who, as a result of its investigation, it judges has violated this or other such Company policy. Employees shall treat all persons with respect and fairness, and all relationships (whether written, oral or electronic) shall be businesslike and free of any illegal bias, prejudice, harassment, and retaliation.

11.	Health and Safety

The Company strives to provide each employee with a safe and healthful work environment. Each officer and employee has responsibility for maintaining a safe and healthy workplace for all employees by following safety and health rules and practices and reporting accidents, injuries, and unsafe equipment, practices, or conditions.

Violence and threatening behavior are not permitted. Officers and employees should report to work in a condition to perform their duties, free from the influence of illegal drugs or alcohol. The use of illegal drugs in the workplace will not be tolerated.

12.	Record-Keeping

The Company requires honest and accurate recording and reporting of information in order to make responsible business decisions.

Directors, officers and employees regularly use business expense accounts, which must be documented and recorded accurately. If an officer or employee is not sure whether a certain expense is legitimate, the employee should ask his or her supervisor, the CFO, or the Company’s controller.

All of the Company’s books, records, accounts, and financial statements must be maintained in reasonable detail, must appropriately reflect the Company’s transactions, and must conform both to applicable legal requirements and to the Company’s system of internal controls. Unrecorded or “off the books” funds or assets should not be maintained unless permitted by applicable law or regulation.

Business records and communications often become public, and the Company and its officers and employees should avoid exaggeration, derogatory remarks, guesswork, or inappropriate characterizations of people and companies that can be misunderstood. This applies equally to e-mail, internal memos, and formal reports. The Company’s records should always be retained or destroyed according to the Company’s record retention policies. In accordance with those policies, in the event of litigation or governmental investigation, directors, officers, and employees should consult with the CFO before taking any action because it is critical that any impropriety or possible appearance of impropriety be avoided.

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13.	Confidentiality

(a) Defining Confidential Information. Directors, officers, and employees must maintain the confidentiality of confidential information entrusted to them by the Company or its customers, suppliers, business partners, or others with whom the Company is considering a business or other transaction except when disclosure is authorized by an executive officer or required or mandated by laws or regulations. Confidential information includes all non-public information that might be useful or helpful to competitors or harmful to the Company or its customers, suppliers, or business partners if disclosed. It also includes information that suppliers, customers, and business partners have entrusted to the Company. The obligation to refrain from disclosing confidential information is in addition to the requirements of any confidentiality agreement that you may have entered into with the Company. Additionally, employees should take appropriate precautions to ensure that confidential or sensitive business or technical information, whether it is proprietary to the Company or another company, is not communicated within the Company except to employees who have a need to know such information to perform their responsibilities for the Company. The obligation to preserve confidential information continues even after employment ends.

(b) Prohibited Disclosures of Confidential Information. Third parties may ask you for information concerning the Company. Subject to the exceptions noted in the preceding paragraph, employees, officers and directors (other than the Company’s authorized spokespersons) must not discuss internal Company matters with, or disseminate internal Company information to, anyone outside the Company, except as required in the performance of their Company duties and, if appropriate, after a confidentiality agreement is in place. This prohibition applies particularly to inquiries concerning the Company from the media, market professionals (such as securities analysts, institutional investors, investment advisers, brokers and dealers) and security holders. All responses to inquiries on behalf of the Company must be made only by the Company’s authorized spokespersons. If you receive any inquiries of this nature, you must decline to comment and refer the inquirer to your supervisor or one of the Company’s authorized spokespersons.

14.	Protection and Proper Use of Company Assets

All directors, officers, and employees should endeavor to protect the Company’s assets and ensure their efficient use. Theft, carelessness, and waste have a direct impact on the Company’s profitability. Any suspected incident of fraud or theft should be immediately reported for investigation. Company assets should be used for legitimate business purposes and should not be used for non-Company business.

The obligation to protect the Company’s assets includes its proprietary information. Proprietary information includes intellectual property, such as trade secrets, patents, trademarks, and copyrights, as well as business, marketing and service plans, engineering and manufacturing ideas, designs, databases, records, salary information, and any unpublished financial data and reports. Unauthorized use or distribution of this information would violate Company policy. It could also be illegal and result in civil or even criminal penalties.

15.	Cybersecurity

The Company has a strong commitment to information security and the prevention of cyber-attacks. This commitment is vitally important to sustaining compliance and competitiveness and protecting our reputation in the marketplace. Security controls are in place and reviewed continuously to protect against emerging cyber threats. The Company reserves the right, without notice, to monitor the use of the Company’s information systems in order to, among other things, ensure the integrity of the systems and identify unauthorized use, access, or release of Company data and systems. You are personally responsible for knowing and complying with the Company’s information-security policies and practices and those of third-parties that apply to the Company. The inappropriate use of information technology or data may expose the Company to risks, including cyber-attacks and security breaches of information technology. Do not intentionally compromise or subvert the Company’s cybersecurity controls. You must be careful when handling information tools and systems so that you do not inadvertently allow unauthorized access to confidential information. You must report any suspected cybersecurity exposures or incidents to your supervisor, the head of the Company’s information technology, the CEO, or the Compliance Officer immediately.

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16.	Corporate Disclosures

All directors, officers, and employees should support the Company’s goal to have full, fair, accurate, timely, and understandable disclosure in the periodic reports required to be filed by the Company with the SEC. Although most employees hold positions that are removed from the Company’s required filings with the SEC, each director, officer, and employee should promptly bring to the attention of the CEO, the CFO, the Controller, or the Audit Committee, as appropriate in the circumstances, any of the following:

●	Any material information to which such individual may become aware that affects the disclosures made by the Company in its public filings or would otherwise assist the CEO, the CFO, the Controller, and the Audit Committee in fulfilling their responsibilities with respect to such public filings;

●	Any information the individual may have concerning (1) significant deficiencies in the design or operation of internal controls that could adversely affect the Company’s ability to record, process, summarize, and report financial data, or (2) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s financial reporting, disclosures, or internal controls; and

●	Any information the individual may have concerning evidence of a material violation of the securities or other laws, rules, or regulations applicable to the Company and the operation of its business, by the Company or any agent thereof.

17.	Corporate Communications, Public Relations, and Investor Relations

Only the CEO, the CFO, and the Chairman of the Company or a designee(s) of the CEO are authorized to communicate on behalf of the Company with shareholders, prospective investors, bankers, the press, broadcast media, or the general public. Any inquiries from these sources should promptly be referred to one of these individuals without further comment.

18.	Reporting Illegal or Unethical Behavior or Violations of this Code

(a) Evaluating and Reporting Concerns. Directors, officers, and employees are encouraged to talk to supervisors, managers, or other appropriate personnel when in doubt about the best course of action in a particular situation. Directors, officers, and employees should report any observed illegal or unethical behavior and any perceived violations of laws, rules, regulations, or this Code to supervisors, managers, or the CEO, or directly to any member of the Audit Committee of the Board. It is the policy of the Company not to allow retaliation for reports of misconduct by others made in good faith.

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(b) Whistleblower Policy. The Company maintains a Whistleblower Policy, which is attached hereto as Schedule C, for (i) the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters and (ii) the confidential, anonymous submission by the Company’s employees of concerns regarding questionable accounting or auditing matters. The Whistleblower Policy provides an avenue for the submission of complaints on an anonymous basis.

(c) Communication Alternatives. In addition to communicating with the appropriate personnel in person, questions or concerns regarding potential violations of the Code, any Company policy or procedure, or any law, rule, or regulation can be communicated using the following avenues:

●	By e-mail to the Compliance Officer, to the CEO at, or, in relation to concerns involving accounting, internal accounting controls, to the CFO or to the Chair of the Audit Committee;

●	In writing, addressed to the attention of the Company’s Compliance Officer, at 1755 Telstar Drive, Suite 501, Colorado Springs, Colorado 80920; or

●	By phoning the Company at (719) 895-5483.

19.	Enforcement

(a) Compliance. The Board, the Audit Committee, or the CEO, in consultation with the Company’s outside legal counsel and, when they deem it appropriate, with the Board or the Audit Committee, shall determine appropriate actions to be taken in the event of violations of this Code. Such actions shall be reasonably designed to deter wrongdoing and to promote accountability for adherence to this Code and to these additional procedures, and may include, among other things, written notices to the individual involved that the Board has determined that there has been a violation, censure by the Board, demotion or re-assignment of the individual involved, suspension with or without pay or benefits (as determined by the Board), and termination of the individual’s employment or position. In determining the appropriate action in a particular case, the Board or such designee shall take into account all relevant information, including the nature and severity of the violation, whether the violation was a single occurrence or repeated occurrences, whether the violation appears to have been intentional or inadvertent, whether the individual in question had been advised prior to the violation as to the proper course of action, and whether or not the individual in question had committed other violations in the past.

(b) Cooperation. Employees, officers, and directors are expected to fully cooperate with the Company in any investigation of misconduct or a potential violation of the Code, any other Company policy or procedure, or any law, rule or regulation. Employees, officers, and directors are expected to provide and not conceal any information and documentation requested or otherwise known to be relevant to the subject matter at issue, to make themselves available for participation throughout the course of any such investigatory efforts, and to be honest and candid at all times.

20. Waivers and Amendments of this Code

(a) Waivers. Any waiver of this Code for directors or executive officers may be made only by the Board or a committee of the Board and will be promptly disclosed to stockholders as required by applicable laws, rules, and regulations, including the rules of the SEC and under applicable exchange or NYSE American rules. Any such waiver also must be disclosed in a Form 8-K.

(b) Amendments. All amendments to this Code must be approved by the Board and, if required, must be promptly disclosed to the Company’s securityholders in accordance with U.S. securities laws and NYSE American LLC rules and regulations.

21.	No Rights Created

This Code is a statement of certain fundamental principles, policies, and procedures that govern the Company’s officers, directors, and employees in the conduct of the Company’s business. It is not intended to and does not create any rights in any employee, customer, client, visitor, supplier, competitor, shareholder, or any other person or entity.

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Schedule A

INSIDER TRADING POLICY

See attached.

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Schedule B

RELATED PARTY TRANSACTIONS POLICY

See attached.

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Schedule C

WHISTLEBLOWER POLICY

See attached.

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